Exhibit 99.1

June 6, 2023

Treasure Global Secures Licensing Agreement with Fast-Growing Malaysian F&B Brand, Abe Yus, Granting Exclusive Sub-Licensing of its Brands

TGL Continues to Progress Strategic Plan to Become a Master Franchisor of F&B Companies in Southeast Asia

NEW YORK and KUALA LUMPUR, Malaysia, June 06, 2023 (GLOBE NEWSWIRE) —Treasure Global Inc (NASDAQ: TGL) (“TGL”, “Treasure Global,” or the “Company”), an innovative technology solutions provider, today announced that it has entered into a licensing agreement with Sigma Muhibah Sdn Bhd (“Abe Yus”), a fast-growing Malaysian group of Food & Beverage (“F&B”) brands, in which Abe Yus has granted TGL the exclusive worldwide right to grant sub-licensees to third parties to use Abe Yus’ trademarks for the F&B business chain, in line with the Company’s strategic plan to become a leading franchisor of F&B companies in Southeast Asia.

Under the agreement, TGL is authorized to grant sub-licenses to any third parties to open additional Abe Yus businesses in Malaysia. As the master franchisor, TGL will manage brand loyalty and raw material supply. In addition, all the Abe Yus F&B outlets will be obligated to adopt TAZTE, TGL’s digital F&B management system, across all their businesses. TGL therefore will gain additional revenue streams from monthly licensing fees, start-up fees for new locations, and supply chain management.

Abe Yus’ F&B group of businesses include the high-selling “Kari Puffs” from grab and go food carts, as well as the Abe Yus Warung street food kiosks, Abe Yus Cafe restaurants, and Abe Yus Marts B2C online e-commerce delivery service. The chain currently has 12 outlets operating across Malaysia, with plans to open 35 outlets by the end of 2023 and 300 outlets to be opened over the next five years in the country. In addition, Abe Yus plans to expand further into Southeast Asian market in the future.

Sam Teo, Chief Executive Officer of TGL, commented, “TGL is executing our plan to become a master franchisor of F&B companies in Southeast Asia. The agreement with Abe Yus is another step in this direction following our first licensing agreement with Morganfield’s in May. TGL continues to provide innovative solutions in the F&B and technology space, growing its revenue streams and customer base as it expands across Malaysia and Southeast Asia with leading retail partners. Through implementation of our digital management system, TAZTE, Abe Yus' F&B outlets will contribute monthly licensing fees to TGL while enhancing their business operational efficiency. Finally, the licensing agreement will allow TGL to tap into critical data on the F&B processes, so that we can further innovate our solutions for similar customers in the future.”

About Abe Yus

Abe Yus is a fast-growing group of Malaysian F&B businesses including the high-selling “Kari Puffs” from grab and go food carts, as well as the Abe Yus Warung street food kiosks, Abe Yus Cafe restaurants, and Abe Yus Marts B2C online e-commerce delivery service. The chain currently has 12 outlets operating across Malaysia, with plans to reach 35 outlets open by the end of 2023 and 300 outlets to be opened over the next five years. In addition, Abe Yus plans to expand further into Southeast Asian in the future. Established in January 2021 during the pandemic period, Abe Yus’ brand has proven to be pandemic proof, expanding successfully during the lockdown period in Malaysia.

About Treasure Global Inc

Treasure Global is a Malaysian solutions provider developing innovative technology platforms. Treasure Global has developed two technology solutions: the ZCITY App, a unique digital ecosystem that transforms and simplifies the e-payment experience for consumers, while simultaneously allowing them to earn rewards; and TAZTE, a digital F&B management system providing merchants with a one-stop management and automated solution to digitalize their businesses. Treasure Global also acts as a master franchiser in SEA for popular restaurant chains, while providing them with the TAZTE solution. As of March 31, 2023, ZCITY had over 2,400,000 registered users.

For more information, please visit https://treasureglobal.co/.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. These forward-looking statements cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information, please contact:

U.S. Investor Contact

Phil Carlson

KCSA Strategic Communications

ir_us@treasuregroup.co

Malaysian Investor Contacts

ir_my@treasuregroup.co

Media Contact

Sue Chuah, Chief Marketing Officer

Treasure Global Inc

mediacontact@treasuregroup.co

Source: Treasure Global Inc.